Exhibit 3.7(a)

ARTICLES OF MERGER

OF

AMERICA’S MONEYLINE, INC.

INTO

SAXON MORTGAGE, INC.

The undersigned corporations pursuant to Title 13.1, Chapter 9, Article 12 of the Code of Virginia (the “Virginia Code”) hereby execute the following Articles of Merger and set forth:

ONE:

The plan of merger of America’s MoneyLine, Inc., a Virginia corporation (“AML”) and Saxon Mortgage, Inc., a Virginia corporation (“SMI”) (the “Plan of Merger”) as duly adopted by the Boards of Directors of both SMI and AML is set forth below in Articles I through V as follows:

ARTICLE 1 - RECITALS

AML and SMI intend to consummate a merger (the “Merger”) in accordance with Title 13.1, Chapter 9, Article 12 of the Code of Virginia (the “Virginia Code”), and further intend that the Merger will qualify as a “reorganization” within the meaning of 26 United States Code Section 36 (a).

The terms and conditions of the Merger, and the manner and basis of converting the shares of AML into shares of the surviving corporation, SMI are set forth below in Articles II through V of this Plan.

The only stock of SMI currently issued and outstanding are 100 shares of Common Stock and 9,9000 shares of non-voting Preferred Stock Series A, all held by SCI Services, Inc. The only stock of AML currently issued and outstanding are 1,000 shares of Common stock held by SCI Services, Inc. No person or entity holds any right to acquire additional shares or securities of either SMI or AML.

ARTICLE II

IMPLEMENTATION AND EFFECTS OF MERGER

The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Virginia Code AML shall he merged with and into SMI following the Merger, the separate corporate existence of AML shall cease: SMI shall continue as the sole surviving corporation of the Merger and as a is wholly owned subsidiary of SCI Services, Inc.

The Closing. The closing of the Merger (the “Closing”) shall take place at such time, date (the “Closing Date”) and place as the parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section Article IV of this Plan.

Effective Time. Following the Closing, SMI shall cause these Articles of Merger and any other papers required by law to be executed and filed with the Virginia State Corporation Commission (the “Commission”). The Merger shall become effective for tax and accounting purposes at 11:59 p.m. Eastern Time on December 31, 2005 (the “Effective Time”).

Effects of Merger. Without limiting the effects of mergers specified in Title 13.1, Chapter 9, Article 12 of the Virginia Code, the effects of the Merger shall include:

By operation of law, without necessity of AML’s or SMI’s further action or execution of documents other than those required by law, AML shall cease to exist as a corporate entity, title to all property of AML shall be vested in SMI, SMI shall have all of the liabilities of AML existing immediately prior to the Merger, and any legal proceeding pending by or against either AML or SMI may be continued as if the Merger did not occur, or SMI may be substituted for AML in proceeds to which AML was a party.

Also by operation of law, without necessity of further action by the boards of directors or officers of either AML or SMI further action or execution of documents other than those required by law.

Articles of Incorporation and Bylaws. The Amended and Restated Articles of Incorporation and Bylaws of Saxon Mortgage, Inc. immediately prior to the Merger shall be the Amended and Restated Articles of Incorporation and the Bylaws of the surviving corporation.

Board of Directors. The directors serving on the Board of Directors of Saxon Mortgage, Inc. immediately prior to the Merger shall constitute the Board of Directors of the surviving corporation.

Officers. The officers of Saxon Mortgage, Inc. immediately prior to the Merger shall constitute the officers of the surviving corporation, with the officer title of each unchanged.

ARTICLE II

CONSIDERATION; EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Consideration; Effect on Capital Stock. (a) Upon and by virtue of the Merger and without any further action on the part of SCI Services, Inc., SaxonCapital, Inc., Saxon Capital Holdings, Inc. or the stockholders of such entities.

(i) Fully paid and nonassessable shares of common stock, par value $0.01 per share of SMI (“SMI Common Stock”) shall be issued in exchange for all shares of common stock of AML (“AML Common Stock”) issued and outstanding immediately prior to the Merger, at the rate of .0318 of a share of SMI Common Stock for each share of AML Common Stock (the “Exchange Ratio”).

(ii) All shares of AML Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist. Upon and by virtue of the Merger, each certificate representing shares of AML Common Stock will be deemed for all purposes to evidence the number of shares of SMI Common Stock determined in accordance with the Exchange Ratio until such certificate is exchanged for a certificate representing shares of SMI Common Stock by delivery of the original certificate to SML properly endorsed.

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(b) In the event any certificate representing AML Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by SMI, the posting by such person of a bond in such reasonable amounts as SMI may direct as indemnify against any claim that may be made against it with respect to such certificate. SMI will issue in exchange for such lost, stolen or destroyed certificate the shares of SMI Common Stock required pursuant to this Plan.

Issuance of shares of SMI Common Stock upon the surrender for exchange of shares of AML Common Stock in accordance with the terms of this Plan shall be deemed to constitute full satisfaction of all rights pertaining to such shares of AML Common Stock.

ARTICLE IV

CONDITIONS

The Closing of the Merger shall occur upon satisfaction of the following conditions at or prior to the Closing Date:

(a) This Plan shall hate been duly adopted by the Boards of Directors of SMI and AML.

(b) This Plan shall have been duly approved by the requisite vote of the stockholders of SMI and AML.

(c) SMI and AML, shall have received all governmental approvals and third-party consents required to he obtained in connection with the Merger except for consents as would not reasonably he expected to hate a material adverse effect on the business, financial condition or results of operations of SMI and AML, each taken as a whole. The determination that this condition has been satisfied will he made by the Chief Executive Officers of SMI and AML respectively.

(d) The Chief Executive Officers of SMI and AML shall have determined to authorise the respective corporations to proceed with the Closing, as evidenced by such Chief Executive Officers’ execution of Articles of Merger in legal form and deliver thereof to the Secretary of SMI, whereupon the Secretary of SMI shall have caused such Articles of Merger to he filed with the Commission and the related filing fees to he paid.

ARTICLE V

GENERAL PROVISIONS

Termination. This Plan may he terminated and the Merger may he abandoned at any time prior to issuance by the Commission of its certificate of merger with respect to the Merger pursuant to Section 13.1-721 of the Virginia Code, before or after the approval of this Agreement by the stockholders of SMI and AML, by resolution or written consent of the Boards of Directors of SMI or of AML, for any reason as may he determined by either Board of Directors. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article

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V, this Plan shall forthwith become null and void and have no effect and neither SMI nor AML shall have any liability or obligation between each other, nor to any other person or entity with respect to this Plan, nor with respect to such abandonment of the Merger.

Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Agreement by the stockholders of SMI or AML, but after such stockholder approval, no amendment shall he made which by law requires the further approval of such stockholders without obtaining such further approval. This Plan may not he amended to change (1) the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property to he received under the plan by the shareholders of or owners of eligible interests in an party to the merger; (2) the articles of incorporation of any domestic or foreign corporation or nonstock corporation, or the organic document of any unincorporated entity, that will survive or he created as a result of the merger, except for changes permitted by § 11 1-706 of the Code of Virginia of 1950, as amended; or (3) any of the other terms or conditions of the plan if the change would adversely affect such shareholders in any material respect. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Further Assurances. If, at an time after the Effective Time, any further action is determined by SMI to be necessary or desirable to carry out the purposes of- this Plan and to further evidence the vesting, perfection, or confirmation of record in SMI’s right, title or interest in, to or under any of the rights, properties or assets of AML, then SMI and its officers and other authorised persons are authorised, as shall he evidenced by AMLs execution of Articles of Merger with respect to the Merger to take any such necessary or desirable actions including the execution, in the name and on behalf of AML, of all such deeds, bills of sale, assignments and other documents as SMI be determine to be appropriate for such purposes.

Governing Law. This Plan shall be governed by and construed in accordance with the laws of Commonwealth of Virginia, without application of conflicts of laws principles.

Waivers of Conditions. The conditions to Closing of the Merger set forth in Article IV are for the sole benefit of AML and SMI may he waived by mutual consent of those corporations in whole or in part to the extent permitted by applicable laws.

Third-Parts Beneficiaries. This Plan is not intended to result in or confer upon any person other than AML and SMI any rights or remedies whatsoever.

TWO: The Plan of Merger was duly approved by consent of the sole stockholder of AML dated December 15, 2005 and by consent of all the sole stockholder of SMI dated December 15, 2005.

THREE: The surviving corporation of the merger is SMI.

The undersigned declare that the facts set forth in these Articles of Merger are true as of December 16, 2005.

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AMERICA’S MONEYLINE, INC.		SAXON MORTGAGE, INC.
By:		By:
Name:	Michael L. Sawyer	Name:	Michael L. Sawyer
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	December 16, 2006	Date:	December 16, 2005

Attest:		Attest:
By:		By:
Name:	Richard D. Shepherd	Name:	Richard D. Shepherd
Title:	Secretary	Title:	Secretary

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ARTICLES OF AMENDMENT

OF

SAXON MORTGAGE, INC.

1. The name of the Corporation is Saxon Mortgage, Inc.

2 The Articles of Incorporation are amended to delete Article ID thereof in its entirety and to substitute therefor the following Article III:

The total number of shares which the Corporation shall have the authority to issue shall be ten thousand one hundred (10,100) shares of which one hundred (100) shares shall be Common Stock, no par value, and ten thousand (10,000) shares shall be Series A Preferred Stock, no par value. The Series A Preferred Stock shall have the following rights and preferences:

(a) Dividends and Distributions:

(1) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (2) below immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(2) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends in an amount per share equal to the product of (i) the Adjustment Number (as defined in subparagraph (f)(3) hereof) and (ii) the aggregate per share amount of all cash dividends and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding dividend payment date, or, with respect to the first dividend payment date, since the first issuance of any share of Series A Preferred Stock.

(3) The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon.

(b) Voting Provisions. Except as required by law or by these articles, the holders of the Series A Preferred Stock shall have no voting rights.

(c) Repurchase.

(1) At Option of Holders. Any holder of outstanding shares of Series A Preferred Stock shall have the right (exercisable by written notice to the Corporation given at least six y (60) days before the repurchase date specified in such notice) to require the Corporation during any twelve (12) month period commencing January 1, 1995 to repurchase up to twenty percent (20%) of the Series A Preferred Stock held by such holder of Seller. A Preferred Stock as of the date of such written notice (“Initial Maximum Repurchase Amount”). Such original notice may direct the Corporation to repurchase up to the Initial Maximum Repurchase Amount for any subsequent twelve (12) month period thereafter and such holder shall not be required to give any further notices with respect to such subsequent period(s). The maximum number of shares of the Series A Preferred Stock that a holder may require the Corporation to repurchase in any twelve (12) month period pursuant to this Article Four (c) shall be the Initial Maximum Repurchase Amount notwithstanding that such an amount may represent more than 20% of the Series A Preferred Stock then held by such holder.

(2) Change of REIT Status. If any holder of any shares of Series A Preferred Stock is a Real Estate Investment Trust (“REIT), as defined in Section 860 of the Internal Revenue Code or is an affiliate, as defined in Rule 405 promulgated under the Securities Act of 1933, of a REIT, at the time such shares were acquired by such holder, and (i) the REIT status of such holder or such holder’s affiliated REIT is involuntarily (that is, inadvertently, unintentionally or by other than by action on the part of such holder or such affiliated REIT with intent to terminate such holder’s or affiliated REIT’s status) terminated or (ii) such holder or such affiliated REIT receives a written opinion from counsel experienced in REIT matters that such holder’s or affiliated REIT’s status as a REIT, as of the date of such opinion, may be subject to termination under applicable law then in effect, that holder shall have the right (exercisable by m men notice to the Corporation given at least sixty (60) days before the repurchase date specified in such notice) to require the Corporation to repurchase up to one hundred percent (100%) of the Series A Preferred Stock held by such holder of Series A Preferred Stock as of the date of such written notice.

(3) At Option of Corporation. The Corporation shall have the right (exercisable by written notice to all of the holders of outstanding shares of Series A Preferred Stock given at least sixty (60) days before the repurchase date specified in stock notice) to repurchase 100% (but not less than 100%) of the outstanding shares of Series A Preferred Stock held by such holders as of the date of such written notice.

(4) Repurchase Price. The per share repurchase price (which shall be payable in cash) of a share of Series A Preferred Stock tendered under this Article Four (c) shall be the greater of: (i) the sum of (a) accumulated and undistributed earnings of the Corporation (determined in accordance with generally accepted accounting principles) as of the repurchase date, multiplied by a fraction the numerator of which is one and the denominator of which is the sum of ten thousand one hundred (10,100) and the number of shares of Common Stock and Series A Preferred Stock issued by the Corporation after the Issuance Date otherwise than pursuant to an Adjustment Event (as defined in subparagraph (f)(3) hereof), and (b) $500, and (ii) the fair market value of a share of Common Stock as determined by the Board of Directors in good faith (multiplied by the Adjustment Number (as defined in subparagraph (f)(3) hereof)).

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(d) Consolidation, Merger, Share exchange, etc. In case the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the product of (i) the Adjustment Number (as defined in subparagraph (f)(3) hereof), and (ii) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(e) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred ` tock and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors by the adoption of an amendment to the Articles of Incorporation.

(f) Liquidation, Dissolution, or Winding Up.

(1) Upon a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of Common Stock or other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $500 per share (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained from dividing (i) the Series A Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, the remaining assets shall be distributed as follows: (i) with respect to each share of Series A Preferred Stock, the remaining assets multiplied by a fraction the numerator of which is one and the denominator of which is the sum of ten thousand one hundred (10,100) and the number of shares of Common Stock and Series A Preferred Stock issued by the Corporation after the Issuance Date otherwise than pursuant to an Adjustment Event (as defined in subparagraph (f)(3) hereof) and (ii) the balance of the remaining assets shall be distributed ratably to the holders of the Common Stock.

(2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, then such remaining assets shall be distributed ratably to the holders of all such shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

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(3) The initial Adjustment Number is one (1). In the event (an “Adjustment Event”) the Corporation shall at any time after the original issuance of the Series A Preferred Stock (the Issuance Date”) (i) declare any dividend on Common Stock pliable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g) Amendment. Except with the consent of the holders of more than two-thirds of the outstanding shares of Series A Preferred Stock or as otherwise permitted by the Virginia Stock Corporation Act or the Articles of Incorporation, the Articles of Incorporation shall not be further amended in any manner that would adversely affect the preferences, rights or powers of the Series A Preferred Stock.

3. Immediately prior to the effectiveness of these Articles of Amendment, there were outstanding ten thousand (10,000) shares of Common Stock, no par value (“Old Common Stock”). On the effective date of these Articles of Amendment, each share of outstanding Old Common Stock shall be automatically converted into one/one hundredth (1/100) of a share of Common Stock (“New Common Stock”) and each holder of shares of Old Common Stock shall surrender such holder’s certificates representing shares of Old Common Stock for the appropriate number of shares of New Common Stock. As all ten thousand (10,000) shares of Old Common Stock are held by one holder, no fractional shares will issue as a result of these Articles of Amendment.

4. The amendment set forth herein was adopted on                     , 1995.

5. The amendment to the Articles of Incorporation set forth herein was adopted by a unanimous written consent of the Board of Directors and the unanimous written consent of the sole shareholder of the Corporation.

The undersigned President declares that the facts herein stated are true as of                     , 1995.

ATTEST	SAXON MORTGAGE, INC.

, Secretary	, Secretary

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ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION OF

TPMC, INC.

1.	The name of the Corporation is TPMC, Inc.

2.	Article One of the Corporation’s Articles of Incorporation shall be deleted in its entirety, and a new Article One shall be inserted in its place, which shall read as follows:

The name of the Corporation is Saxon Mortgage, Inc.

3.	This amendment was adopted September 28, 1994 by the written consent of the holder of all of the voting stock of the Corporation.

IN WITNESS WHEREOF, the undersigned president of the Corporation has executed these articles of Amendment on behalf of the Corporation.

Date: September 28, 1994	TPMC, INC.
By:
W. Lance Anderson
	Its:	President

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION OF

CAMDEN HOME MORTGAGE CORPORATION

1.	The name of the Corporation is Camden Home Mortgage Corporation.

2.	Article One of the Corporation’s Articles of Incorporation shall be deleted in its entirety, and a new Article One shall be inserted in its place, which shall read as follows:

The name of the Corporation is TPMC, Inc.

3.	This amendment was adopted on December 30, 1993 by the written consent of the holder of all of the voting stock of the Corporation.

IN WITNESS WHEREOF, the undersigned vice president of .he Corporation has executed these articles of Amendment of behalf of the Corporation.

Date: December 30, 1993	CAMDEN HOME MORTGAGE CORPORATION
By:
Lynn K. Gedrin
	Its:	President

ARTICLES OF INCORPORATION

OF

CAMDEN HOME MORTGAGE CORPORATION

I.

The name of the Corporation is CAMDEN HONE MORTGAGE CORPORATION

II.

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act as amended from time to time.

III.

The number of shares which the Corporation shall have authority to issue shall be 10,000 shares, no par value. No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

IV.

The initial registered office shall be located at 951 East Byrd Street in the City of Richmond, and the initial registered agent shall be Randolph F. Totten, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

V.

The number of Directors constituting the initial Board of Directors shall be three, and the name and address of the person who is to serve as the initial Director is as follows:

W. Lance Anderson	7202 Glen Forrest Drive Suite 202
Richmond, Virginia 23226

Thomas H. Potts	10500 Little Patuxent River Parkway Suite 650 Columbia, Maryland 21044

Michael J. Sonnenfeld	10500 Little Patuxent River Parkway Suite 650 Columbia, Maryland 21044

VI.

(1) In this Article:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees.

“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(2) In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

(3) The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors ‘is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

(4) The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring r for to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

(5) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of n212 contender or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section (2) or (3) of this Article.

(6) Any indemnification under section (3) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in section (3).

The determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

(b) If a quorum cannot be obtained under subsection (a) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;

(c) By special legal counsel:

(i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or

(ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section and a committee cannot be designated under subsection (b) of this section, selected by majority vote of the full Board of Directors, in which selection Directors who are parties may participate; or

(d) By tie shareholders, but shares owned by or voted under the control of Directors who are at the tine parties to the proceeding may not be voted on the determination.

Any evaluation as to reasonableness of expense: shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this section (6) to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

(7) (a) The Corporation shell pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section (6) if the applicant furnishes the Corporation:

(i) a written statement of his good faith belief that he has met the standard of conduct described in section (3); and

(ii) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

(b) The undertaking required by paragraph (ii) of subsection (a) of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to wake repayment.

(c) Authorizations of payments under this section shall be made by the persons specified in section (6).

(8) The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in section (2) or (3) of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section (3). The provisions of sections (4) through (7) of this Article shall be applicable to any indemnification provided hereafter pursuant to this section (8).

(9) The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and ‘win also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him it any such capacity or arising from his status as ouch, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

(10) Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further insanity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without Limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (Whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if an(i to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

(11) Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

George C. Freeman, III
Incorporator

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